Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2019 RESULTS AND RESERVES UPDATE

REPORTS NET INCOME OF $1.0 MILLION, OR $0.02 PER DILUTED SHARE,
FOR THE FOURTH QUARTER OF 2019

HOUSTON – March 9, 2020 –VAALCO Energy, Inc. (NYSE/LSE: EGY) today reported operational and financial results for the fourth quarter and full year of 2019.

Highlights and Recent Key Items:

•

Produced 3,664 net revenue interest (“NRI”)(1) barrels of crude oil per day (“BOPD”), or 4,211 WI(2) BOPD, and sold 0.3 million barrels of crude oil (“MMBO”) in the fourth quarter of 2019; in the full year 2019, production averaged 3,476 NRI BOPD, or 3,995 working interest “WI” BOPD, and sales totaled 1.3 MMBO;

•

In the fourth quarter of 2019, reported net income of $1.0 million ($0.02 per diluted share) and Adjusted Net Income(3) of $5.5 million ($0.09 per diluted share) and generated Adjusted EBITDAX(3) of $10.4 million

•

For the full year 2019, reported net income of $2.6 million ($0.04 per diluted share) and Adjusted Net Income of $18.6 million ($0.31 per diluted share) and generated Adjusted EBITDAX of $37.5 million;

•	Successfully drilled and brought the Etame 9H and Etame 11H wells on production at higher-than-expected initial flow rates in December 2019 and January 2020, respectively;
•	Successfully drilled 750 feet of horizontal section in good-quality Gamba reservoir at the South East Etame 4H well and expects first production in mid to late March;
•	Estimates 2020 operational breakeven has decreased to approximately $31 per barrel due to a 35% increase in year-over-year production;
•	Added 1.1 MMBO proved SEC(4) reserves offset by 0.2 MMBO due to lower average pricing during 2019;
•	Reported year-end 2019 independent 2P CPR(5) reserves of 10.6 million WI barrels; and
•	Reported unrestricted cash balance of $45.9 million as of December 31, 2019.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.
(3)	Adjusted EBITDAX and Adjusted Net Income (Loss) are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(4)	“SEC reserves” are Netherland, Sewell & Associates estimates prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission as of December 31, 2019.
(5)

“2P CPR Reserves” are Netherland, Sewell & Associates proved plus probable estimates prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019 using VAALCO’s management assumptions for escalated crude oil price and costs.

See “Supplemental Non-GAAP Financial Measures” below for additional information.

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We are very proud of the significant success we achieved in 2019 and thus far in 2020 and our progress toward accomplishing our goals. We executed a highly successful 2019/2020 drilling and workover program, that began in September 2019, and which we funded with cash on hand and through operational cash flow. We successfully drilled two development wells that are exceeding production expectations and two successful appraisal wells.  A third development well should also add production when it is completed and brought online later this month. In addition, to save costs and efficiently bring production back online, we used the drilling rig while it is on site to successfully complete one workover and have two more preventive workovers planned. As a result of this highly successful drilling program and our operational excellence, we have increased production meaningfully since the third quarter 2019 and expect our 2020 average NRI production midpoint to be approximately 35% higher than our 2019 full year NRI average production of 3,476 BOPD.

We generated strong Adjusted EBITDAX in 2019, and VAALCO is in a sound financial position today with significant cash on hand, increased production from our successful drilling program, and approximately one-third of our production hedged through June 2020 at an average price of $66.70 per barrel.  Despite the recent uncertainty in crude oil prices, we expect solid cash flow from operations in 2020 because of  an increase in year-over-year production.  We are excited about the significant long-term opportunities at Etame, and we expect to repeat similar drilling programs that add both reserves and production over the next several years. Although VAALCO has a strong producing asset with significant upside in Gabon, we continue to screen a number of business development opportunities in line with our geographical and operational focus. Throughout 2019, we made considerable progress towards our strategic objectives. We have a solid foundation from which we can deliver future significant value to our shareholders through continued positive operational results and value accretive business development opportunities, while maintaining a strong balance sheet.”

Operational Update

In early March 2020, crude oil prices declined to below $40 per barrel for Brent crude as a result of market concerns about the ability of OPEC and Russia to agree on a perceived need to implement further production cuts in response to weaker worldwide demand. VAALCO intends to manage both operating expenses as well as capital expenditure levels in view of the existing and expected pricing environment.  In addition, the Company continues to evaluate all uses of cash and whether to pursue growth opportunities in light of ongoing economic conditions.

2019/2020 Drilling Campaign – Gabon

In September 2019, VAALCO commenced its 2019/2020 drilling campaign and spud the Etame 9P appraisal wellbore at the Etame field offshore Gabon.  In October 2019, the Etame 9P was successfully drilled and encountered both Gamba and Dentale oil sands.  In December 2019, VAALCO completed the Etame 9H development well and brought the well online at an initial flow rate of 5,500 BOPD gross, (1,500 BOPD NRI to VAALCO).  In January 2020, VAALCO completed the Etame 11H horizontal development well and brought the well online at an initial flow rate of approximately 5,200 BOPD gross, (1,400 BOPD NRI to VAALCO).

The Company then executed a workover of the Etame 10H well in January 2020 to replace the electric submersible pump (“ESP”) and the well is currently producing at a rate of 730 BOPD gross, or 200 BOPD NRI to VAALCO.  In parallel, VAALCO restored production on the Etame 4H well by repairing the subsea wellhead.  The well was brought online in December 2019 and is currently flowing at a rate of approximately 700 BOPD gross, or 190 BOPD NRI to VAALCO. Following the successful workover of the Etame 10H well, the Company moved the rig to the South East Etame North Tchibala (“SEENT”) platform to drill the South East Etame 4P appraisal wellbore to evaluate a Gamba step out area in South East Etame.  In February 2020, the South East Etame 4P

appraisal wellbore verified the presence of good-quality Gamba oil sands in the new step out area.  With the drilling of the South East Etame 4P appraisal wellbore, VAALCO has satisfied the drilling commitment as part of the PSC extension that VAALCO signed in late 2018.  Thus far in the drilling campaign, there have been no environmental or safety incidents, and the Company has not encountered H2S in either the Gamba or Dentale reservoirs.

Based on the successful 4P appraisal wellbore results, VAALCO drilled a third development well, the South East Etame 4H to total depth in early March with nearly 750 feet of horizontal section in good-quality Gamba reservoir.   This well targeted 1.0 to 2.0 MMBO of gross prospective resources.  VAALCO projects first production in mid to late March and estimates the initial production rate for the South East Etame 4H well to be between 1,200 and 2,500 BOPD gross, or 325 to 675 BOPD NRI.

On March 7, 2020, the South East Etame 2H well stopped producing due to an ESP failure.  The drilling rig on the SEENT platform was already scheduled to replace the ESP on that well for a preemptive workover upon completion of the South East Etame 4H well.  The impact of the ESP failure is estimated to be ten days of deferred production for the South East Etame 2H well.  The well was producing 2,400 BOPD gross, or 650 BOPD NRI, when the ESP failed.  VAALCO also plans to use the contracted drilling rig to perform at least one additional workover to preemptively replace ESPs that are still operating but near the end of their design life.

Equatorial Guinea

VAALCO has a 31% WI in Block P offshore Equatorial Guinea.  The Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) approved VAALCO’s appointment as operator for Block P on November 12, 2019, and the Company is currently waiting on a production sharing contract amendment to begin activities in Block P.  VAALCO is in commercial discussions with Levene HydroCarbon Limited (“Levene”) where Levene would potentially cover all or substantially all of VAALCO’s cost to drill an exploratory well and purchase a portion of VAALCO’s WI in Block P in an exchange for VAALCO serving as a non-owner operator, under a service agreement with Levene, on Blocks 3, 4 and 19 in Equatorial Guinea.  Levene and VAALCO have executed a non-binding Memorandum of Understanding regarding the commercial discussions; however, neither have executed any binding agreements and there can be no certainty a transaction will be completed.  Further, approval of the assignment of the EG MMH must be obtained prior to any transaction being completed.

VAALCO and its current and potential future joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in Block P, including the approval of a development and production plan.

Financial Update – 2019 Fourth Quarter

Net income of $1.0 million, or $0.02 per diluted share, for the fourth quarter of 2019 included the impact from a non-cash charge of approximately $3.1 million, or $0.05 per diluted share for a mark-to-market loss related to the Company’s crude oil swaps, a non-cash expense for stock-based compensation of approximately $0.7 million, or $0.01 per diluted share, and a $1.8 million, or $0.03 per diluted share, tax benefit related to a decrease in the valuation allowance on deferred tax assets.  This compares to net income of $10.4 million, or $0.17 per diluted share in the fourth quarter of 2018 which included the impact from approximately $5.6 million, or $0.09 per diluted share for non-cash mark-to-market gains related to the Company’s crude oil swaps and primarily non-cash gains for stock based compensation of approximately $1.3 million, or $0.02 per diluted share.  For the third quarter of 2019, the Company reported a net loss of $3.9 million, or ($0.07) per diluted share which included a $4.8 million charge to increase the valuation allowance on deferred tax assets, a $1.2 million ($0.02 per diluted share) non-cash expense for stock-based compensation and a non-cash benefit of $1.8 million ($0.03 per diluted share) related to unrealized gains on crude oil swaps.

The average realized price for crude oil in the fourth quarter of 2019 was $65.80 per barrel, an increase of 2% from $64.52 per barrel in the fourth quarter of 2018, and an increase of 7% from $61.26 per barrel in the third quarter of 2019.

Adjusted Net Income for the fourth quarter of 2019 totaled $5.5 million, or $0.09 per diluted share, as compared to Adjusted Net Income of $14.2 million, or $0.23 per diluted share, for the fourth quarter of 2018. In the third quarter of 2019, VAALCO reported a $0.6 million Adjusted Net Loss, or $0.01 per diluted share.  Adjusted EBITDAX totaled $10.4 million in the fourth quarter of 2019 compared with $17.1 million in the same period of 2018.    In the third quarter of 2019, Adjusted EBITDAX was $4.5 million. The decrease in the year-over-year comparison for Adjusted Net Income and Adjusted EBITDAX was primarily driven by a 13% decrease in sales volumes due to the timing of liftings.  In addition, Adjusted Net Income decreased as a result of a $1.1 million increase in stock-based compensation expense.  The increase in Adjusted Net Income and Adjusted EBITDAX for the fourth quarter of 2019 compared to the third quarter of 2019 was the result of an increase in sales volumes and realized prices.  In addition, G&A for the third quarter was higher as a result of costs related to the Company’s London Stock Exchange listing.

Revenues and Sales

The fourth quarter of 2019 saw an increase in NRI production from 3,081 BOPD in the third quarter of 2019 to 3,664 BOPD primarily due to the new Etame 9H development well coming online in December 2019.  In addition, the third quarter of 2019 was impacted by lower production volumes as a result of the planned full-field maintenance shutdown that occurred in August 2019. NRI production totaled 3,717 BOPD in the fourth quarter of 2018.  Total crude oil and natural gas sales for the fourth quarter of 2019 were $21.9 million, compared to $27.6 million for the same period in 2018, and $17.6 million in the third quarter of 2019. During the fourth quarter of 2019, VAALCO sold approximately 318,000 NRI barrels of oil at an average price of $65.80 per barrel, compared to 401,000 NRI barrels at an average price of $64.52 per barrel in the fourth quarter of 2018, and 279,000 NRI barrels at an average price of $61.26 per barrel in the third quarter of 2019.  Revenues for the fourth quarter of 2018 benefitted from higher sales volumes due to higher beginning crude oil inventory that was drawn down during the quarter.

Costs and Expenses

Total production expense, excluding workovers, was $9.8 million, or $30.70 per NRI barrel of crude oil sales, in the fourth quarter of 2019, compared to $9.6 million, or $23.84 per NRI barrel of crude oil sales, in the fourth quarter of 2018, and $9.5 million, or $34.01 per NRI barrel of crude oil sales in the third quarter of 2019.  Workover costs were minimal in all three periods.

Depreciation, depletion and amortization (“DD&A”) expense was $2.1 million, or $6.64 per NRI barrel of crude oil of sales in the three months ended December 31, 2019 compared to $2.3 million, or $5.75 per NRI barrel of crude oil in the comparable period in 2018, and $1.5 million, or $5.41 per NRI barrel of crude oil in the third quarter of 2019.  The increase from the third quarter reflects the additional costs associated with the new Etame 9P appraisal wellbore and Etame 9H well.

General and administrative (“G&A”) expense, excluding non-cash compensation, was $2.2 million, or $6.96 per NRI barrel of crude oil, in the fourth quarter of 2019 as compared to $2.3 million, or $5.78 per NRI barrel of crude oil in the fourth quarter 2018 and $3.6 million, or $12.86 per NRI barrel of crude oil in the third quarter of 2019.  G&A includes $0.7 million, $(1.3) million, and $1.1 million of non-cash stock-based compensation expense for the quarters ended December 31, 2019, December 31, 2018 and September 30, 2019, respectively.

Income tax expense for the fourth quarter of 2019 was $4.2 million, which included $1.8 million of deferred tax expense.  In the same period in 2018, income tax expense was $11.3 million, which included $9.3 million of deferred tax expense.  The large decrease in the income tax expense in the fourth quarter of 2019 compared with the fourth quarter of 2018 is primarily attributable to Gabon income taxes which were impacted by a decrease in revenues as well as a $1.7 million benefit related to a change in the valuation allowance on deferred assets.  For the third quarter of 2019 income tax expense totaled $7.7 million, which included $5.1 million of deferred tax expense.

Financial Update - Full Year 2019

Net income for the full year 2019 was $2.6 million, or $0.04 per diluted share while Adjusted Net Income was $18.6 million, or $0.31 per diluted share.  This compares to the full year 2018 net income of $98.2 million, or $1.64 per diluted share, and Adjusted Net Income of $35.1 million, or $0.59 per diluted share.  The year-over-year decrease in net income is primarily a result of a $56.9 million deferred tax benefit recognized in 2018 as compared to a $14.5 million deferred tax expense recognized in 2019.  The deferred tax benefit in 2018 related to the recognition of deferred tax assets and the reversal of valuation allowance on deferred tax assets as a result of the Etame PSC extension.  The Company generated $37.5 million in Adjusted EBITDAX for the full year 2019 compared to $56.3 million in 2018. Revenues totaled $84.5 million for 2019 compared with $104.9 million in 2018. The year-over-year decline in revenues was driven primarily by lower sales volumes as well as lower realized pricing.

Production for the full year 2019 was 3,476 NRI BOPD or 1.3 MMBO. For the full year 2018, production averaged 3,751 NRI BOPD or 1.4 MMBO. For the full year 2019, VAALCO’s realized crude oil sales price was $65.20 per NRI barrel, or 7% lower than $70.32 per NRI barrel that was realized for full year 2018.  Sales volumes decreased 13% to 1.3 MMBO in 2019 from 1.4 MMBO in 2018.

For the full year 2019, total production expense, excluding workovers, increased to $37.2 million compared to $36.1 million in 2018 with the increase primarily due to higher transportation and customs costs.  The production expense rate per barrel of crude oil sales, excluding workover costs, was $29.70 in 2019 and $25.04 in 2018.  Workovers for 2019 totaled $0.5 million and for 2018 totaled $4.3 million.

For the full year 2019, G&A, excluding non-cash compensation, was $11.3 million, an increase of 26% compared with full year 2018 G&A, excluding non-cash compensation, of $9.0 million.  The increase year-over-year is primarily due to accounting and audit fees, legal and other professional services costs associated with VAALCO’s London Stock Exchange listing.  G&A includes $3.5 million and $2.4 million of non-cash stock-based compensation expense for the years ended December 31, 2019 and December 31, 2018, respectively, that is primarily expense related to SARs.

Year-End 2019 Reserves

VAALCO’s proved SEC reserves at December 31, 2019 were 5.0 NRI MMBO proved developed reserves. The proved developed reserves are 5.7 MMBO on a WI basis. The Company’s SEC reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., (“NSAI”) who has provided annual independent estimates of VAALCO’s year-end SEC reserves for over 15 years.  In 2019, the Company added 1.1 MMBO of SEC proved reserves through a combination of converting probable reserves to proved developed reserves and other performance additions offset by a downward revision of 0.2 MMBO due to lower average crude oil prices.

The PV-10 value of VAALCO’s proved SEC reserves at year-end 2019, utilizing SEC pricing of $63.60 per barrel of crude oil (average of monthly Brent prices on the first of each month for calendar year 2019 adjusted for price differentials), decreased to $70.4 million from $80.1 million at December 31, 2018.  In addition to cash flows from production during the year, the decline was due primarily to lower SEC pricing which declined 10% in 2019 compared with $70.83 per barrel of crude oil in 2018.

Year-End 2019 Proved SEC Reserves	MMBO
Proved SEC Reserves at December 31, 2018	5.4
2019 Production	(1.3)
Revisions of previous estimates	0.9
Proved SEC Reserves at December 31, 2019	5.0

See “Supplemental Non-GAAP Financial Measures” below regarding proved reserves and PV-10.

At year-end 2019, NSAI provided the 2P CPR estimate of proven and probable reserves which was prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019 using VAALCO’s management assumptions for future Brent escalated crude oil pricing and costs shown in the footnote to this section below. The 2P CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties.  The year end 2019 2P CPR estimate of reserves is 10.6 MMBO to VAALCO’s WI.  The PV-10 value of VAALCO’s 2P CPR reserves at year-end 2019, utilizing management escalated pricing and cost assumptions, is $109.0 million.

NSAI has also prepared estimates of contingent (“2C”) resources including those associated with the oil discovered by the Etame 9P appraisal wellbore in the sub cropping Dentale reservoir. The 2C resources for the sub cropping Dentale are 3.2 MMBO gross out of the total 30.1 MMBO total gross 2C resources estimated.

See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR reserves.

Capital Investments/Balance Sheet

For the full year 2019, net capital expenditures totaled $10.3 million on a cash basis and $22.2 million on an accrual basis.  Capital expenditures primarily related to the 2019/2020 drilling program at Etame.

At the end of the fourth quarter, VAALCO had an unrestricted cash balance of $45.9 million.  Working Capital From Continuing Operations at December 31, 2019 totaled $18.3 million.

Working Capital From Continuing Operations is a Non-GAAP financial measure and is described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

2020 Guidance

VAALCO currently estimates full year 2020 NRI production to be between 4,400 and 5,000 BOPD, with NRI production during the first quarter of 2020 forecasted between 4,700 and 5,000 BOPD. Sales NRI volumes for 2020 are currently estimated to average 4,400 to 5,000 BOPD. VAALCO’s production expense guidance (excluding workovers) for full year 2020 is $37 to $42 million or $21.00 to $25.00 per barrel of crude oil sales, with production expense for the first quarter of 2020 projected to be between $9.5 and $10.5 million or $21.50 to $24.50 per barrel. The Company forecasts between $10 and $12 million in cash G&A expense for full year 2020.

For the first quarter of 2020, VAALCO expects net capital expenditures to be in the range of $10 million to $12 million, nearly all of which is related to the 2019/2020 drilling campaign.  The total net capital expenditures for the 2019/2020 drilling program, which includes the 2020 first quarter guidance and capital spent in 2019, are expected to be approximately $29 million, within the original guidance range of $25 to $30 million.

Given the current uncertainty in the macro pricing environment, the Company is evaluating its capital expenditures for the balance of 2020.  At this time, VAALCO expects to incur approximately $1 – $3 million of asset integrity capital projects.  The Company continues to manage all uses of cash in light of the ongoing economic conditions.

For 2020, the Company estimates that its operational cash flow breakeven is about $31 per barrel of crude oil sales while its corporate cash flow breakeven, excluding capital expenditures, is about $38.50 per barrel of crude oil sales.  At $40 realized prices, VAALCO realizes $8.90 per barrel in operational margin and $1.50 per barrel in free cash flow.  At $50 realized prices, VAALCO realizes $17.90 per barrel in operational margin and $10.50 per barrel in corporate cash flow.    The Company estimates that each $5 increase in realized crude oil price increases annual cash flow by approximately $4.5 million.

Common Stock Repurchase Plan

Since inception of the stock repurchase program authorized by the Board of Directors in June 2019, through December 31, 2019, the Company has purchased 2,067,188 shares at an average price of $1.81 for $3.7 million.  These purchases have been funded using the Company’s cash on hand.  The original authorization was to purchase up to $10 million in shares through June 2020.

Hedging

On May 6, 2019, the Company entered into commodity swaps at a Dated Brent weighted average of $66.70 per barrel for the period from and including July 2019 through June 2020 for an approximate quantity of 500,000 barrels.  These swaps settle on a monthly basis.  At December 31, 2019, the unexpired commodity swaps were for an underlying quantity of 275,000 barrels and had a fair value asset position of $0.6 million reflected in “Prepayments and other” line of the consolidated balance sheet.

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter financial and operating results March 10, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 2:00 pm London Time). Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Fourth Quarter 2019 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 113 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2019-2020 drilling program, its activities in Equatorial Guinea, expected sources of future capital funding and future liquidity, the share repurchase program, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of crude oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating crude oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Non-GAAP Financial Measures

This press release contains crude oil and natural gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

PV-10 Value and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows.  PV-10 values for both SEC reserves and 2P CPR reserves have been calculated using SEC pricing assumptions in the case of SEC reserves and using VAALCO’s management assumptions for escalated crude oil price and cost in the case of 2P CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 on an SEC basis is the same as its standardized measure for the periods presented herein.  Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.

VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves.  Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

2P CPR Reserves

2P CPR reserves represent proved plus probable estimates as reported by NSAI and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019 using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2019. As a result, 2P CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P CPR reserves and the PV-10 value for 2P CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

•

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2020 -2028: $64.68, $60.06, $57.00, $63.00, $67.50, $72.50, $77.00, $81.45, $85.14 and thereafter escalated 2% per year;

•	Lease operating expenses are not escalated in the SEC case, while for the 2P CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

Management uses 2P CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. We believe that the presentation of 2P CPR reserves is useful to our international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare our reserves information to other London Stock Exchange-traded companies that report similar measures. We also believe that this information enhances our investors’ and securities analysts’ understanding of our business. However, 2P CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating our business, you should rely on our SEC proved reserves and consider 2P CPR reserves only supplementally.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$45,917	$33,360
Restricted cash	911	804
Receivables:
Trade	14,335	11,907
Accounts with joint venture owners, net of allowance of $0.5 million for both years	2,714	949
Other	1,517	1,398
Crude oil inventory	1,072	785
Prepayments and other	3,292	6,301
Current assets - discontinued operations	—	3,290
Total current assets	69,758	58,794
Crude oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	422,651	409,487
Work-in-progress	7,378	519
Undeveloped acreage	23,771	23,771
Equipment and other	11,157	9,552
	464,957	443,329
Accumulated depreciation, depletion, amortization and impairment	(396,699)	(390,605)
Net crude oil and natural gas properties, equipment and other	68,258	52,724
Other noncurrent assets:
Restricted cash	925	920
Value added tax and other receivables, net of allowance of $1.0 million and $2.0 million, respectively	3,683	2,226
Right of use operating lease assets	33,383	—
Deferred tax assets	24,159	40,077
Abandonment funding	11,371	11,571
Total assets	$211,537	$166,312
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,897	$8,083
Accounts with joint venture owners	-	304
Accrued liabilities and other	29,773	14,138
Operating lease liabilities - current portion	11,990	—
Foreign taxes payable	5,740	3,274
Current liabilities - discontinued operations	350	15,245
Total current liabilities	63,750	41,044
Asset retirement obligations	15,844	14,816
Operating lease liabilities - net of current portion	21,371	—
Other long term liabilities	852	625
Total liabilities	101,817	56,485
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,673,787 and 67,167,994 shares issued, 58,024,571 and 59,595,742 shares outstanding, respectively	6,767	6,717
Additional paid-in capital	73,549	72,358
Less treasury stock, 9,649,216 and 7,572,251 shares, respectively, at cost	(41,429)	(37,827)
Retained earnings	70,833	68,579
Total shareholders' equity	109,720	109,827
Total liabilities and shareholders' equity	$211,537	$166,312

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended			Years Ended December 31,
	December 31, 2019	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018
Revenues:
Crude oil and natural gas sales	$21,923	$27,606	$17,603	$84,521	$104,943
Operating costs and expenses:
Production expense	9,815	9,157	9,836	37,689	40,415
Exploration expense	—	2	—	—	14
Depreciation, depletion and amortization	2,112	2,307	1,509	7,083	5,596
Gain on revision of asset retirement obligations	(379)	—	—	(379)	(3,325)
General and administrative expense	2,950	976	4,738	14,855	11,398
Bad debt (recovery) expense and other	(371)	(9)	54	(341)	(77)
Total operating costs and expenses	14,127	12,433	16,137	58,907	54,021
Other operating income (expense), net	(20)	33	35	(4,421)	365
Operating income	7,776	15,206	1,501	21,193	51,287
Other income (expense):
Derivative instruments gain (loss), net	(2,712)	6,300	2,267	(446)	4,264
Interest income (expense), net	152	128	193	733	(145)
Other, net	83	216	(138)	(438)	68
Total other income (expense), net	(2,477)	6,644	2,322	(151)	4,187
Income from continuing operations before income taxes	5,299	21,850	3,823	21,042	55,474
Income tax expense (benefit)	4,248	11,346	7,681	23,890	(43,254)
Income (loss) from continuing operations	1,051	10,504	(3,858)	(2,848)	98,728
Income (loss) from discontinued operations, net of tax	(37)	(80)	(61)	5,411	(496)
Net income (loss)	$1,014	$10,424	$(3,919)	$2,563	$98,232

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.02	$0.17	$(0.07)	$(0.05)	$1.65
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.09	(0.01)
Net income (loss) per share	$0.02	$0.17	$(0.07)	$0.04	$1.64
Basic weighted average shares outstanding	58,212	59,547	58,953	59,143	59,248
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.02	$0.17	$(0.07)	$(0.05)	$1.63
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.09	(0.01)
Net income (loss) per share	$0.02	$0.17	$(0.07)	$0.04	$1.62
Diluted weighted average shares outstanding	59,136	60,445	58,953	59,143	59,997

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,563	$98,232
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(5,411)	496
Depreciation, depletion and amortization	7,083	5,596
Gain on revision of asset retirement obligations	(379)	(3,325)
Other amortization	241	417
Deferred taxes	14,480	(56,907)
Unrealized foreign exchange (gain) loss	(50)	834
Stock-based compensation	3,506	2,388
Cash settlements paid on exercised stock appreciation rights	(491)	(82)
Derivatives instruments (gain) loss	446	(4,264)
Cash settlements received on matured derivative contracts, net	2,439	744
Bad debt (recovery) expense	(341)	(77)
Other operating (income) loss, net	58	(570)
Operational expenses associated with equipment and other	69	1,604
Change in operating assets and liabilities:
Trade receivables	(2,428)	(8,351)
Accounts with joint venture owners	(2,075)	2,747
Other receivables	(94)	(1,330)
Crude oil inventory	(287)	2,478
Prepayments and other	(1,014)	1,164
Value added tax and other receivables	275	(777)
Accounts payable	6,011	(3,409)
Foreign taxes payable	2,396	2,751
Accrued liabilities and other	4,161	(2,131)
Net cash provided by continuing operating activities	31,158	38,228
Net cash used in discontinued operating activities	(4,686)	(1,052)
Net cash provided by operating activities	26,472	37,176
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(10,348)	(14,127)
Net cash used in continuing investing activities	(10,348)	(14,127)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(10,348)	(14,127)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	256	544
Treasury shares	(3,911)	(58)
Debt repayment	—	(9,166)
Net cash used in continuing financing activities	(3,655)	(8,680)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(3,655)	(8,680)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12,469	14,369
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	46,655	32,286
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$59,124	$46,655

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Years Ended December 31,
	December 31, 2019	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018
NRI SALES DATA:
Crude oil (MBbls)	318	401	279	1,251	1,442
Average daily sales volumes (bbls/day)	3,457	4,359	3,033	3,427	3,951
NRI PRODUCTION DATA
Crude oil (MBbls)	337	342	283	1,269	1,369
Average daily production volumes (bbls/day)	3,664	3,717	3,081	3,476	3,751

AVERAGE SALES PRICES:
Crude oil (MBbls)	$65.80	$64.52	$61.26	$65.20	$70.32
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$30.86	$22.84	$35.25	$30.13	$28.03
Production expense, excluding workovers*	30.70	23.84	34.01	29.70	25.04
Depreciation, depletion and amortization	6.64	5.75	5.41	5.66	3.88
General and administrative expense**	9.28	2.43	16.98	11.87	7.90
Property and equipment expenditures, cash basis (in thousands)	$6,966	$922	$2,219	$10,348	$14,127

*Workover costs excluded from the three months ended December 31, 2019, December 31, 2018 and September 30, 2019 are $0.1 million, $(0.4) million and $0.3 million.

**General and administrative expenses include $2.31, $(3.34) and $4.12 barrel of oil of non-cash stock-based compensation expense in the three months ended December 31, 2019, December 31, 2018 and September 30, 2019.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt.  Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period.  Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.  Adjusted Net Income (Loss) represents net income before discontinued operations, net of tax, Unrealized derivative instruments (gain) loss, other operating income, net, deferred income tax expense (benefit), and gain on revision of asset retirement obligations.

Management uses Working Capital from Continuing Operations as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact lease liabilities.  Under the new leasing standard, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements.

The non-GAAP measure utilized herein have significant limitations, including that they may not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Non-GAAP financial measures should not be considered as a substitute for their corresponding nearest applicable GAAP measure or for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Non-GAAP measures may exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX, Adjusted Net Income (Loss) and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended			Years Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	December 31, 2019	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018
Net income (loss)	$1,014	$10,424	$(3,919)	$2,563	$98,232
Add back:
Impact of discontinued operations	37	80	61	(5,411)	496
Interest expense (income), net	(152)	(128)	(193)	(733)	145
Income tax expense (benefit)	4,248	11,346	7,681	23,890	(43,254)
Depreciation, depletion and amortization	2,112	2,307	1,509	7,083	5,596
Exploration expense	—	2	—	—	14
Non-cash or unusual items:
Stock-based compensation	736	(1,341)	1,150	3,506	2,388
Unrealized derivative instruments (gain) loss	3,095	(5,584)	(1,774)	2,885	(3,520)
Other operating income (expense), net	20	(33)	(35)	4,421	(365)
Gain on revision of asset retirement obligations	(379)	—	—	(379)	(3,325)
Bad debt (recovery) recovery and other	(371)	(9)	54	(341)	(77)
Adjusted EBITDAX	$10,360	$17,064	$4,534	$37,484	$56,330

	Three Months Ended			Years Ended December 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income	December 31, 2019	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018
Net income (loss)	$1,014	$10,424	$(3,919)	$2,563	$98,232
Adjustment for discrete items:
Discontinued operations, net of tax	37	80	61	(5,411)	496
Unrealized derivative instruments (gain) loss	3,095	(5,584)	(1,774)	2,885	(3,520)
Deferred income tax expense (benefit)	1,755	9,284	5,058	14,480	(56,907)
Other operating income (expense), net	20	(33)	(35)	4,421	(365)
Gain on revision of asset retirement obligations	(379)	—	—	(379)	(3,325)
Adjusted Net Income (Loss)	$5,542	$14,171	$(609)	$18,559	$34,611

Reconciliation of Changes in Working Capital from Continuing Operations	December 31, 2019	December 31, 2018	Change
Current assets	$69,758	$58,794	$10,964
Current liabilities	(63,750)	(41,044)	(22,706)
Operating lease liabilities - current portion	11,990	—	11,990
Current liabilities - discontinued operations	350	15,245	(14,895)
Working Capital From Continuing Operations	$18,348	$32,995	$(14,647)